FIRST TRUST EXCHANGE-TRADED ALPHADEX(R) FUND II
                       120 EAST LIBERTY DRIVE, SUITE 400
                            WHEATON, ILLINOIS 60187


                                  July 9, 2015


Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549



       Re: First Trust Australia AlphaDEX(R) Fund, First Trust Brazil
           AlphaDEX(R) Fund, First Trust Canada AlphaDEX(R) Fund, First Trust China AlphaDEX(R) Fund, First Trust Germany AlphaDEX(R) Fund, First Trust Hong Kong AlphaDEX(R) Fund, First Trust Japan AlphaDEX(R) Fund, First Trust South Korea AlphaDEX(R) Fund, First Trust Switzerland AlphaDEX(R) Fund, First Trust Taiwan AlphaDEX(R) Fund and First Trust United Kingdom AlphaDEX(R) Fund (the "Funds")


Ladies and Gentlemen:

      The undersigned, First Trust Exchange-Traded AlphaDEX(R) Fund II (the "Registrant") and First Trust Portfolios L.P., the principal underwriter of the Funds, pursuant to the provisions of Rule 461 of the General Rules and Conditions of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, hereby respectfully request that the Commission grant acceleration of the effectiveness of Post-Effective Amendment No. 54 to the Registrant's Registration Statement on Form N-1A (Registration No. 333-171759), filed on July 9, 2015 so that the same may become effective at 4:01 p.m., Eastern Time on July 10, 2015, or as soon thereafter as practicable.

                                         Very truly yours,

                                         First Trust Exchange-Traded AlphaDEX(R)
                                               Fund II

                                         By: /s/ W. Scott Jardine
                                             ---------------------------------
                                             W. Scott Jardine, Secretary


                                         First Trust Portfolios L.P.

                                         By: /s/ W. Scott Jardine
                                             ---------------------------------
                                             W. Scott Jardine, Secretary